EXHIBIT 5.3

July 30, 2004

Blount International, Inc.
10,000,000 Shares of Common Stock

Ladies and Gentlemen:

We have acted as special counsel for Blount International, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-1, as amended to the date hereof (such Registration Statement, as so amended, is referred to hereinafter as the “Registration Statement”), under the Securities Act of 1933 (the “Act”), relating to the proposed issuance of up to 10,000,000 shares of common stock of the Company, par value $.01 per share (the “Common Stock”), which shares are to be offered and sold by the Company (and an additional1,500,000 shares subject to the underwriter’s over-allotment option).

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion.

Based on the foregoing, we are of opinion as follows:

1.  The shares of Common Stock to be offered and sold by the Company have been duly and validly authorized, and, when issued and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.3 to the Registration Statement.  We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

We are admitted to practice in the State of New York and we do not express any opinion with respect to matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

Blount International, Inc.
1107 SE International Way
Portland, OR 97222